HOLLYFRONTIER CLOSES ACQUISITION OF PETRO-CANADA LUBRICANTS BUSINESS

Immediately Accretive Acquisition of Strong, Stable, High-Cash Flow Business
Will Significantly Diversify HollyFrontier

Combination of Petro-Canada Lubricants and HollyFrontier’s Tulsa-based Lubricants Business Creates Fourth Largest Specialty Lubricants Producer in North America

DALLAS - February 1, 2017 - HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") today announced the completion of the previously announced acquisition of Suncor Energy’s Petro-Canada Lubricants (“PCLI”) business for CAD $1.125 billion, including working capital with an estimated value of CAD $342 million. All U.S. and Canadian regulatory requirements have been received. HollyFrontier anticipates the acquisition will be immediately accretive to the Company’s earnings per share and cash flow.

The Petro-Canada Lubricants plant, located in Mississauga, Ontario is the largest producer of base oils in Canada with 15,600 barrels per day of lubricant production capacity, and is the only North American producer of high margin Group III base oils. The facility is downstream integrated from base oils to finished lubricants and produces a broad spectrum of specialty lubricants and white oils that are distributed to end customers worldwide. The Petro-Canada Lubricants business brings HollyFrontier industry leading product innovation and R&D capabilities, a global sales and distribution network and strong brand portfolio recognized globally. With this transaction, HollyFrontier also acquired a perpetual exclusive license to use the Petro-Canada trademark in association with Lubricants.

With the addition of the Petro-Canada Lubricants business, HollyFrontier becomes the fourth largest lubricants producer in North America with a capacity of 28,000 barrels per day, or approximately 10% of North American production.

George Damiris, President and CEO commented, “PCLI is a transformative acquisition that advances our long-term vision and strategy. PCLI is a great business with great people, brands, intellectual property, and market presence. Combined with our existing Tulsa specialty lubricants business it creates scale, operational and financial synergies, and a strong platform for growth. The transaction will benefit our stockholders, our current and new employees and Canada, especially as we expand the North American and international reach of PCLI.”

About HollyFrontier Corporation:

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products and owns a 37% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.

Forward Looking Statement:

The statements contained herein relating to matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. These statements are based on HollyFrontier's beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although HollyFrontier believes that such expectations reflected in such forward-looking statements are reasonable, HollyFrontier cannot give assurance that such expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	inability to successfully integrate Petro-Canada Lubricant’s business with HollyFrontier;

•	the demand for refined petroleum products and lubricant products in markets HollyFrontier and Petro-Canada Lubricants serve;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at HollyFrontier refineries;

•	the effects of current and future government regulations and policies;

•	HollyFrontier's operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in HollyFrontier's Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information about the Company may be found on its website at www.hollyfrontier.com.

HollyFrontier Corporation
Julia Heidenreich, 214-954-6510
Vice President, Investor Relations
or
Craig Biery, 214-954-6510
Manager, Investor Relations